EXHIBIT 99.2

CBL & ASSOCIATES PROPERTIES, INC.
CONFERENCE CALL, FIRST QUARTER
April 28, 2016 @ 11:00 AM ET

Scott:

Thank you and good morning. We appreciate your participation in the CBL & Associates Properties, Inc. conference call to discuss first quarter results. Presenting on today’s call are Stephen Lebovitz, President and CEO, Farzana Mitchell, Executive Vice President and CFO and Katie Reinsmidt, Senior Vice President of Investor Relations and Corporate Investments.

This conference call contains "forward-looking statements" within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties. Future events and actual results, financial and otherwise, may differ materially. We direct you to the Company’s various filings with the SEC for a detailed discussion of these risks.

A reconciliation of non-GAAP financial measures to the comparable GAAP financial measure will be included in today’s earnings release and supplemental that is furnished on Form 8-K and available in the investing section of the website at cblproperties.com.

I will now turn the call over to Mr. Lebovitz for his remarks. Please go ahead sir.

Stephen:

Thank you, Scott and good morning everyone.

We are pleased to generate such strong results for the first quarter and are encouraged by the overall health and resiliency of our properties. We reported adjusted FFO per share growth of 8% to $0.56 and same-center NOI growth of 2.8%, putting us on-track to meet our goals for the remainder of the year.

Demand for space in our portfolio was strong across all tiers as we boosted occupancy 130 basis points in our same-center mall portfolio to 91%. Overall occupancy increased 70 basis points to 91.6%.

We leased over 520,000 square feet in our portfolio this quarter. Renewal leasing was down 3%, which we anticipated due to a couple of portfolio deals with retailers with high occupancy cost. However, new lease spreads were excellent, increasing 24%. While we expect continued pressure on renewals, results should improve as we move through the year.

Sales in 2016 are off to a solid start with a rolling 12 months increase of 2.4% to $378 per square foot. Categories performing well include athletic shoes, beauty and cosmetics as well as intimate apparel, jewelry and most children’s retailers. Juniors have been mixed with certain brands increasing double-digits and others declining. Overall, we expect a positive sales environment for the remainder of the year.

Despite the hype regarding online sales, retail sales generated through e-commerce today still represent less than 10% of total sales. While online sales will continue to grow, mobile and omni-channel strategies are proving to be the most successful as previously on-line only retailers are opening physical stores. With the high percentage of “only game in town” malls in our portfolio, we are well-positioned to benefit from this trend.

At the same time, our properties are evolving to offer a more captivating experience for the customer rather than exclusively focusing on shopping. The majority of our properties enjoy a unique franchise position in their markets. They are more than just a great shopping destination; they are suburban town centers where customers gather with friends to dine, shop and be entertained.

Consistent with this trend, on May 2nd we will open King’s Bowling and Entertainment at CoolSprings and we are adding more restaurants, entertainment uses, fitness centers, dine-in theaters and other unique uses to our properties.

We have seen an increase in bankruptcy activity recently although the revenue impact is somewhat diminished since filing retailers have moved towards reorganization rather than liquidation. We have 42 PacSun locations representing less than 50 bps of total revenues. We anticipate four store closures in our portfolio as well as rent reductions for certain stores with excessive occupancy costs. We are estimating an impact of roughly $1.6 million to total revenues for 2016.

Aeropostale is rumored to be close to filing. We currently have 69 locations representing 94 bps of total revenues. In our portfolio, their occupancy costs are generally reasonable. We expect them to follow a similar path as PacSun and maintain as much of their store base as possible. We are monitoring the situation closely and expect an impact of approximately $2.0 million to total revenues for 2016.

While there has been much in the press regarding store closures and department stores, we expect minimal impact on our portfolio due to our high percentage of “only game in town” properties. Sears is closing one store in Midland, MI where the lease is expiring in October. While we have several replacement prospects, given the loan amount and maturity later this year, we are working with the lender on this property. Department stores in general are performing well across our portfolio. Where this is not the case, we have successfully used anchor redevelopments as opportunities to diversify the offerings of our shopping centers, reduce exposure to underperforming retailers and solidify the centers’ dominant position in their markets for the long term.

Moving to dispositions, we have made terrific progress on our program year-to-date, with two mall and two community center sales completed. DRA, an institutional investor, purchased a 90% interest in Triangle Town Center and Place in Raleigh, NC, for a total sales price of $174 million. In addition to reducing our ownership from 50% to 10%, this transaction removed $68 million from our pro rata debt balance. Concurrent with the formation of the new JV we restructured the non-recourse loan secured by the property, extending the term a total of five years and reducing the rate to 4%, interest only.

We also completed the sale of a 75% interest in River Ridge in Lynchburg, VA to Liberty University, generating net proceeds of $33.5 million. While we do not release specific cap rates for transactions, the pricing on this asset was materially better than other recent sales of what are considered to be “B” malls. The reality is that not all lower productivity malls are comparable which contributes to the wide spectrum of pricing in recent trades. Most of the malls we are selling are similar to River Ridge as the dominant or only mall in their markets, generating stable cash flows. Many offer upside through anchor or other redevelopment opportunities. They play an important role in their communities providing jobs, property and sales tax revenue and enjoy strong local support. These malls have a sustainable long-term position and are attractive to private local or regional buyers.

We are pushing to make additional progress on our mall disposition program. While the financing environment continues to present a challenge, we have found creative work-arounds to complete these recent transactions. We are receiving solid interest in properties that we are marketing and will update the market with additional announcements throughout the year. As we work to complete more sales, we continue to benefit from the significant free cash flow these properties generate, which we use to fund accretive redevelopment and new development projects.

Our community center portfolio has received a tremendous reception in the buyer market, allowing us to quickly generate significant equity and take advantage of favorable market pricing. On April 1st, we closed on the sale of Renaissance Center in Durham, NC for $129 million or $64.5 million at our share. We also completed the sale of a grocery-anchored strip center in Middle Smithfield, PA for $22.3 million. All together we have completed $160 million in community center dispositions at our share, since announcing the program in the third quarter last year.

Equity raised through these dispositions allows us to strengthen our balance sheet by deleveraging and improving liquidity. While we lose EBITDA through asset sales, the cap rates are attractive such that these transactions improve our debt/EBITDA multiple.

I will now turn the call over to Katie to discuss new development and redevelopment activity.

Katie:

Thank you, Stephen.

We recently celebrated the grand opening of Ambassador Town Center in Lafayette, LA, a joint venture project with Stirling Properties. The 438,000-square-foot center opened 97% leased with anchors Costco, Dick’s Sporting Goods, Field & Stream, Marshalls, and Nordstrom Rack. Initial sales reports from the retailers are very strong with numbers meeting or exceeding projections.

As we mentioned last quarter, our outlet center partner, Horizon has been successful in sourcing strong outlet projects in recent years that have all met our required return and pre-leasing thresholds. The centers we have developed together are thriving and have created significant value for our shareholders. Soon we expect to finalize our documentation and issue the official media release announcing our newest 65/35 joint venture project with Horizon, which will be located in Laredo, TX. The 350,000-square-foot center will be the only outlet for 180 miles, serving as a regional destination as well as providing a value shopping option for the 4.5 million people living in Monterrey, Mexico and the nearly one million people in Laredo and Nuevo Laredo. Leasing is nearing 80% with an excellent line-up including Michael Kors, Brooks Brothers, Nike, Under Armour and Puma. We

expect another strong opening, with high interest in the remaining space. The economics of the project are favorable as well with an initial unleveraged return approaching 10%. The Outlet Shoppes at Laredo is under construction and scheduled to open this November.

Redevelopment projects are an excellent use of our capital as they generate strong risk-adjusted returns. Additionally, our redevelopment efforts have resulted in a significant reduction in our average anchors per mall. In 2007, we averaged 5.4 anchors per mall. At year-end 2015 we averaged 3.9 anchors per mall and that number is continuing to decline as we proactively take back locations to bring in more productive and diverse uses.

A great example of this is the former JCPenney at College Square in Morristown, TN, where we proactively negotiated a lease termination last year. This will allow us to add both Dick’s Sporting Goods and Ulta with openings planned for later this year.

At Northpark Mall in Joplin, MO, we are replacing a former Shopko box with an 80,000-square foot Dunham’s Sporting Goods. Construction will start later this year, with the opening scheduled for November.

At Randolph Mall in Asheboro, NC, a new Ross and ULTA are set to open soon in the former JCPenney location.

We are expanding Friendly Center in Greensboro, NC, adding West Elm and Pieology as well as Cheesecake Factory in a freestanding location. The new stores and restaurant will open later this year.

Construction will begin soon on a new Regal Cinema adjacent to Hamilton Place, bringing the first luxury theater experience to the Chattanooga market.

We will also shortly begin our expansion project at Mayfaire Town Center in Wilmington, NC, bringing H&M, Palmetto Moon and West Elm to the market.

We are pleased with the positive results from our redevelopment and expansion program and will continue to prioritize it throughout our portfolio.

I will now turn the call over to Farzana to discuss our financial results.

Farzana:

Thank you, Katie.

Financial results for the first quarter were excellent, with adjusted FFO increasing 8% to $0.56 per share. Major drivers of our growth in FFO include higher minimum rents and tenant reimbursements from occupancy and rental rate increases in the quarter. Percentage rents also increased $0.5 million as sales improved. We continue to reduce our overall cost of borrowing and are benefiting from interest savings including a nearly $4.0 million decline for the first quarter. Operating expenses, real estate tax and maintenance and repairs were relatively flat.

G&A for the quarter declined to $15.5 million, net of $1.7 million of expense related to a litigation settlement. Excluding this one-time item, G&A was 5.9% of total revenue for the quarter, compared with 6.6% in the prior year quarter.

Our cost recovery ratio for the first quarter was 96% compared with 95% in the prior-year period.

Same-center NOI in the quarter increased a healthy 2.8% for the total portfolio and 2.5% in the mall portfolio. NOI benefited from top-line growth and expense controls this quarter with revenue increasing $4.7 million and operating expenses declining $0.3 million. Minimum rents increased $2.5 million as a result of rent growth and occupancy increases over the prior year. Percentage rents increased by $0.7 million in our same-center portfolio due to positive sales growth. Tenant reimbursement increased by $1.6 million. Property operating expense declined $0.8 million partially offset by a $0.3 million increase in real estate tax expense and a $0.2 million increase in maintenance and repair expense.

Based on first quarter results and our current expectations for the year, we are reiterating our FFO guidance of $2.32 to $2.38 per share with same-center NOI growth of 0.5% to 2.0%. Our guidance reflects the anticipated impact from expected bankruptcy and store closures including PacSun and Aeropostale. Our guidance assumes a 25 - 75 basis point improvement to stabilized mall occupancy throughout the year and does not include any unannounced dispositions or capital markets activity.

Our investment grade balance sheet continues to improve. Total debt was $5.3 billion at the end of the quarter, a $78 million decline from year-end 2015. Our weighted average interest rate improved 42 basis points from the prior-year period to 4.49% as we enjoy the benefit of lower fixed rate debt from refinancings and our new lower spread on our line of credits. At March 31st, we had over $700 million available on our lines. Since year-end, we have raised $96 million in equity from dispositions, which matched off nicely with our mid-year maturities.

In April, we utilized these funds towards the payoff of four loans on two malls and two associated centers totaling approximately $100 million. Outside of this we have approximately $130 million of loans on wholly-owned properties maturing that we anticipate retiring later in the year. The debt yields on these loans are in the mid-teens.

As we discussed last quarter, we have a $140 million non-recourse loan secured by Chesterfield Mall and a $32 million non-recourse loan secured by Midland Mall maturing in the fall. We evaluated restructuring these loans, but determined that a restructure is unlikely to make financial sense for us. We recorded an impairment charge related to Midland during the quarter as a result of the change to our expected hold period. We also recorded an impairment charge related to the sale of River Ridge.

As Stephen mentioned, we completed a very favorable restructure of the loan secured by Triangle Town Center, reducing the interest rate to 4%, interest only, and extending the term for an outside maturity date in December 2020. We also completed the restructure of the $27.4 million non-recourse loan secured by Hickory Point mall in Forsyth, IL. The loan term has been extended for an outside maturity date of December 2019 and while the interest rate remained at 5.85%, amortization was eliminated. This restructure increases the cash flow after debt service to fund the repositioning of the mall with large box users.

With the improvements we’ve made we have tremendous flexibility, putting us in a great position to address our maturities and funding needs through 2017. We generate more than $220 million of annual free cash flow after dividends to fund our capital improvements and redevelopments, which allows us to grow EBITDA without borrowing, strengthening our credit metrics. Further progress on dispositions will provide an additional equity source to improve our liquidity.

I’ll now turn the call over to Stephen for concluding remarks.

Stephen:

Thank you, Farzana.

We are making great strides on our strategic objectives of improving our balance sheet and liquidity position, transforming our portfolio through asset sales and investing in value-added redevelopment and development projects. Our portfolio is evolving, becoming stronger and better-positioned for future growth.

We are looking forward to a very productive RECon in Las Vegas in just a few weeks. Our schedules are already full of meetings with retailers that want to do business in CBL’s portfolio of market dominant centers. We look forward to seeing many of you there as well.

Thank you again for joining us this